Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors

Cue Biopharma, Inc.

We hereby consent to the incorporation by reference in this Registration Statement on Form S-1 of our report dated September 21, 2017, relating to the balance sheets of Cue Biopharma, Inc. (the “Company”) as of December 31, 2016 and 2015, and the related statements of operations, stockholders’ equity, and cash flows for each of the years in the two-year period ended December 31, 2016, which appear in the Company’s Registration Statement on Form S-1 (No. 333-220550). Our report contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

We also consent to the reference to us under the caption “Experts” in the Prospectus contained in the Company’s Registration Statement on Form S-1 (No. 333-220550).

/s/ Gumbiner Savett Inc.

December 21, 2017

Santa Monica, California